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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           RENTAL SERVICE CORPORATION

                                       AT

                              $22.75 NET PER SHARE

                                       BY

                          UR ACQUISITION CORPORATION,

                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                              UNITED RENTALS, INC.

           THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, APRIL 30, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   April 5, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by UR Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation ("Parent"), to act as Dealer Managers in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Rental Service Corporation, a Delaware corporation (the "Company"), at $22.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 5, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Holders of Shares whose certificates evidencing Shares are not immediately available or who cannot deliver confirmation of the book-entry transfer of their Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) and all other documents required hereby to the Depositary on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated April 5, 1999;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, prior to the Expiration Date;

          4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and
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          6. A return envelope addressed to the Depositary.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Managers and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 30, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Managers or the Information Agent at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         GOLDMAN, SACHS & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, PURCHASER, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY, ANY AFFILIATE OF ANY OF THE FOREGOING OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.